UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

The J. M. Smucker Company

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0538550
(State of Incorporation or Organization)	(IRS Employer Identification Number)

One Strawberry Lane Orrville, Ohio	44667-0280
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Preferred Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

EXPLANATORY NOTE

The J. M. Smucker Company, an Ohio corporation (the “Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-05111) filed with the Securities and Exchange Commission on May 21, 2009, and subsequently amended on February 3, 2015 and October 24, 2016 (as amended, the “Registration Statement”), to reflect the expiration of the rights to purchase preferred shares (the “Rights”) registered on the Registration Statement.

Item 1.	Description of Registrant’s Securities to be Registered.

On June 25, 2018, the Company and Computershare Trust Company, N.A., as rights agent, entered into Amendment No. 3 to the Rights Agreement, dated as of May 20, 2009, and subsequently amended as of February 3, 2015 and October 24, 2016 (as amended, the “Rights Agreement”). Amendment No. 3 accelerates the expiration of the Rights from June 2, 2019 to June 25, 2018, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common shares pursuant to the Rights Agreement will expire.

The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3, which is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

Item 2.	Exhibits.

4.4	Amendment No. 3, dated as of June 25, 2018, to the Rights Agreement, dated as of May 20, 2009, by and between The J. M. Smucker Company and Computershare Trust Company, N.A., as rights agent, and subsequently amended as of February 3, 2015 and October 24, 2016 (filed as Exhibit 4.1 to the Form 8-K filed by the Company on June 25, 2018, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

Date: June 25, 2018	By:	/s/ Jeannette L. Knudsen
Jeannette L. Knudsen
Senior Vice President, General Counsel and Secretary

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